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                                                                   Exhibit 10.26


The following agreement was entered into by the Company with, among others, John
E. Hagale Executive Vice President and Chief Financial Officer and one other executive officer, on August 5, 1999.







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You were a participant in the Burlington Resources Inc. ("BR") Retention Plan
that was adopted effective March 1, 1992 (the "Retention Plan"). The Retention Plan offered certain benefits, including a pension enhancement, to those individuals who were employed at BR's Seattle holding company office on January 1, 1992. In connection with your relocation from Seattle to Houston, you were asked to sign a waiver of your benefits under the Retention Plan. As you may know, BR has paid a similar pension enhancement to former eligible BR employees who relocated from Seattle to Houston, even though they had executed such waivers. Under these circumstances, it would be inequitable not to treat you similarly.

The purpose of this letter is to confirm that, upon termination of your employment and execution by you of BR's customary severance agreement, you will be paid a lump sum pension enhancement that results from the following modifications to the provisions of BR's Pension Plan (the "Qualified Plan") and Supplemental Benefits Plan (the "Supplemental Plan") in effect on the date hereof:

o The "Lump Sum" calculation assumes you are eligible for and commence early retirement benefits, including the early retirement supplement, at age 60;
o "Final Average Earnings" at age 60 assumes your base salary increases 6% per year and you receive your maximum bonus opportunity each year; and
o "Integration Level" at age 60 assumes the Social Security Wage Base increases 5% per year.

The Lump Sum described above will be determined using the actuarial assumptions being used at the time of such payment with respect to the Qualified Plan (for example, the discount rate and mortality assumptions) and will be reduced by the lump sum value of benefits payable from the Qualified Plan and Supplemental Plan whether or not such benefits are payable in a lump sum.

                                         BURLINGTON RESOURCES INC.


                                         ---------------------------------------
                                         By:  Bobby S. Shackouls
                                         Its:  Chairman of the Board, President
                                                 and Chief Executive Officer